EXHIBIT 11
                               EARNINGS PER SHARE

Basic and diluted earnings per share were computed as follows: (In thousands, except per share data)

                                                       Three Months Ended
                                                          December 31,
                                                     -----------------------
 BASIC EARNINGS PER SHARE:                              2000         1999
                                                     ----------   ----------
Net income                                           $      153   $      149
Weighted average common shares outstanding                2,201        2,290
Basic earnings per share                             $     0.07   $     0.07

 DILUTED EARNINGS PER SHARE:
Net income                                           $      153   $      149
Weighted average common shares outstanding                2,201        2,290
Additional potentially dilutive securities
   (equivalent in common stock)
          Stock options                                       5           --
                                                     ----------   ----------
Diluted weighted average common shares outstanding        2,206        2,290

Diluted earnings per share                           $     0.07   $     0.07

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